Exhibit 10.39

May 30, 2006
Mr. Bob Corey
C/O Veraz Networks, Inc.
926 Rock Avenue, Suite 20
San Jose, CA 95131
Re:	Appointment to the Board of Directors of Veraz Networks, Inc. (“Veraz”)
Dear Bob:
     I am very happy to report that, as we have previously agreed, you were appointed to the Board of Directors of Veraz (the “Board”) and were appointed as Chairman of the Audit Committee of the Board at a meeting held on May 8, 2006.
     At the May 8, 2006 meeting, the Board granted to you a non-statutory stock option to purchase 75,000 shares of Veraz’s common stock, at an exercise price of $.90 per share. Twenty-five percent (25%) of the shares underlying the option shall vest on May 8, 2007 and the remaining seventy-five percent (75%) of the shares underlying the option will vest in equal monthly installments during the three years following May 8, 2007 for so long as you continue to serve as a director, until the entire amount of the grant is vested.
     All vesting of shares covered by the options will cease upon termination of your service with Veraz. You may exercise your options until the date 90 days after your termination of service with Veraz. The option grants will permit you to exercise your options immediately after they are granted, even as to unvested shares, provided that the unvested shares shall be subject to repurchase by Veraz upon termination of service. If within ninety (90) days following a Change in Control, your services as a Director are terminated, one hundred percent (100%) of all unvested options will immediately vest and be exercisable. All these terms and standard other terms of the option will be in accordance with the terms and conditions of the stock option agreement, grant notice and exercise notice attached hereto. For purposes hereof, a “Change of Control” shall mean any of the following: (A) a sale, lease or other disposition in one transaction or a series of transactions, of all or substantially all of the assets of Veraz, (B) a merger or consolidation in which Veraz is not the surviving entity or if Veraz is the surviving entity, as a result of which the shares of Veraz’s capital stock are converted into or exchanged for cash, securities of another entity, or other property, unless (in any case) the holders of Veraz’s outstanding shares of capital stock immediately before such transaction own more than fifty percent (50%) of the combined voting power of the outstanding securities of the surviving entity immediately after the transaction, (C) a reverse merger in which Veraz is the surviving

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corporation but the shares of Veraz’s stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, (D) Veraz’s stockholders approve a plan or proposal to liquidate or dissolve Veraz or (E) a person or group hereafter acquires beneficial ownership of more than fifty percent (50%) of the outstanding voting securities of Veraz (all within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder).
     As a non-employee director of Veraz, you will receive an annual retainer of $10,000 for your services as a member of the Board, an additional annual retainer of $35,000 for your services as chairman of the Audit Committee of the Board, and an additional retainer of $5,000 for your membership on the Audit Committee of the Board. All payments will be made on a quarterly basis. Veraz will also reimburse you for your travel expenses in attending board and committee meetings.
     I trust that you will find these terms and conditions consistent with our prior agreement. Please sign and date this letter below. We look forward to a productive and enjoyable future relationship.

Very truly yours, Veraz Networks, Inc.
By:	/s/ Doug Sabella
Doug Sabella
President and Chief Executive Officer

Accepted:

/s/ Bob Corey	6/1/2006

Date
Attachments:
          Stock Option Agreement
          Grant Notice
          Exercise Notice

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